Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(NASDAQ: OSBC)	May 8, 2013

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces First Quarter Net Income of $5.5 million

Continues to maintain strong capital ratios, prudent asset quality management and expense control.

Successful loan workout program resolves several sizable problem assets.

Significant recoveries of charged off loans substantiate loan loss reserve release.

This corrected press release is identical to the press release filed on April 24, 2013, except for the correction of the Company’s and the Bank’s regulatory capital ratios, which were underreported in the original earnings release

AURORA, IL, May 8, 2013 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), parent company of Old Second National Bank (the “Bank”), today announced results of operations for the first quarter of 2013.  The Company reported a net income of $5.5 million, compared to a net loss of $3.0 million in the first quarter of 2012.  The Company’s net income available to common shareholders of $4.2 million, or $0.30 per diluted share, for the quarter compared to a net loss available to common shareholders of $4.2 million, or $0.30 per diluted share, in the first quarter of 2012.

Bill Skoglund, Chairman and CEO said “First quarter results depict a once again profitable organization transitioning through an improving but still challenging marketplace.  Our businesses are working through difficult issues in an environment of historically low interest rates while facing intense competition from both smaller scale community banking entities as well as much larger financial entities.  We also continue to make great progress in putting legacy asset quality issues behind us.”

“Nonperforming loans (nonaccrual and other troubled relationships) dropped by 44.3% year over year and 15.5% since December 31, 2012.  Our continuing portfolio of other real estate owned properties has benefited from improving market conditions as property valuation decreases have somewhat moderated.  Our Bank and Company regulatory capital ratios remained strong with the Bank leverage ratio at 9.94% for March 31 under a very liquid balance sheet profile.  Our lending teams continue to make progress on stabilizing total loans and building pipelines in the quarter although loan volume is down since year-end 2012.  While it will take additional time to work through remaining past asset quality issues as the economic environment slowly improves, we have an organization wide commitment to realizing our core earnings potential for shareholders.”

The Company’s release of $2.5 million from its loan loss reserve for the first quarter of 2013 benefited earnings and compares to a $6.1 million provision in the first quarter of 2012.  The allowance for loan losses was 55.33% of nonperforming loans as of March 31, 2013, an increase from 46.73% as of December 31, 2012, and compared to 37.95% a year earlier.  Old Second further improved its overall asset quality by maintaining an elevated level of investment securities while improving overall portfolio duration under its investment program.

2013 Financial Highlights/Overview

Earnings

•                  First quarter net income before taxes of $5.5 million compared to a net loss before taxes of $3.0 million in the same quarter of 2012.

•                  First quarter net income available to common stockholders of $4.2 million compared to a net loss to common stockholders of $4.2 million in the same quarter of 2012.

•                  The tax-equivalent net interest margin was 3.18% during the first quarter of 2013 compared to 3.48% in the same quarter of 2012, and reflected an increase of 1 basis point compared to the fourth quarter of 2012.

•                  Noninterest income of $10.6 million was $132,000 higher for the quarter ended March 31, 2013, as compared to 2012, reflecting higher gains on securities sold and recapture of expense previously recorded on restricted stock awards.

•                  Noninterest expenses of $21.5 million were $925,000 or 4.1% lower in the quarter ended March 31, 2013 than in the same period in 2012, reflecting overall expense control and reduced expenses in most categories most notably in other real estate owned (“OREO”) expenses and legal fees.

Capital

	March 31,	December 31,	Basis Point
	2013	2012	Change
The Bank’s leverage capital ratio	9.94%	9.67%	0.27%
The Bank’s total capital ratio	15.79%	14.86%	0.93%
The Company’s leverage capital ratio	5.11%	4.85%	0.26%
The Company’s total capital ratio	14.33%	13.62%	0.71%
The Company’s tangible common equity to tangible assets	0.05%	(0.13)%	0.18%

Asset Quality & Earning Assets Review

•                  Nonperforming loans declined $12.8 million (15.5%) during the first quarter of 2013 to $69.8 million as of March 31, 2013, from $82.6 million as of December 31, 2012.  Our March 31, 2013, lower level of nonperforming loans as measured at quarter-end was the lowest since September 30, 2008.  Nonperforming loans declined primarily because of successful negotiations by our staff with guarantors and movement to OREO, as well as loans being upgraded to accruing status.

•                  Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $10.9 million at March 31, 2013, from $12.9 million at December 31, 2012, and  increased from $7.4 million at March 31, 2012.

•                  OREO declined from $72.4 million at December 31, 2012, to $65.7 million at March 31, 2013.  Property dispositions totaling $11.7 million were offset by new OREO and improvements to existing OREO of $7.0 million.  Valuation write-downs of properties held for sale reduced the reported total by $2.1 million with related expense recognized.

•                  Securities available-for-sale decreased $4.1 million during 2013 to $575.7 million from $579.9 million at December 31, 2012.  At $220.7 million (38.3% of the portfolio) and $131.7 million (22.9% of total) asset-backed securities and collateralized mortgage-backed securities were the largest components of the portfolio as of March 31, 2013.  Asset-backed securities were heavily oriented to those backed by student loan debt under a guarantee from the U.S. Department of Education.

Net Interest Income

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended March 31, 2013, and 2012

(Dollar amounts in thousands - unaudited)

	2013			2012
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$68,995	$42	0.24%	$44,018	$25	0.22%
Securities:
Taxable	548,231	2,298	1.68	326,886	1,498	1.83
Non-taxable (tax equivalent)	10,002	183	7.32	10,579	159	6.01
Total securities	558,233	2,481	1.78	337,465	1,657	1.96
Dividends from FRB and FHLB stock	11,202	76	2.71	13,325	74	2.22
Loans and loans held-for-sale (1)	1,143,666	14,971	5.24	1,357,670	17,774	5.18
Total interest earning assets	1,782,096	17,570	3.94	1,752,478	19,530	4.41
Cash and due from banks	29,913	—	—	16,409	—	—
Allowance for loan losses	(38,994)	—	—	(51,362)	—	—
Other noninterest bearing assets	203,417	—	—	239,989	—	—
Total assets	$1,976,432			$1,957,514

Liabilities and Stockholders’ Equity
NOW accounts	$291,051	$64	0.09%	$277,077	$72	0.10%
Money market accounts	329,377	123	0.15	300,762	166	0.22
Savings accounts	221,889	41	0.07	205,165	62	0.12
Time deposits	505,685	1,853	1.49	593,561	2,605	1.77
Interest bearing deposits	1,348,002	2,081	0.63	1,376,565	2,905	0.85
Securities sold under repurchase agreements	20,264	1	0.02	1,675	—	—
Other short-term borrowings	43,833	19	0.17	10,165	3	0.12
Junior subordinated debentures	58,378	1,287	8.82	58,378	1,197	8.20
Subordinated debt	45,000	196	1.74	45,000	237	2.08
Notes payable and other borrowings	500	4	3.20	500	4	3.16
Total interest bearing liabilities	1,515,977	3,588	0.95	1,492,283	4,346	1.17
Noninterest bearing deposits	353,476	—	—	367,760	—	—
Other liabilities	33,585	—	—	21,959	—	—
Stockholders’ equity	73,394	—	—	75,512	—	—
Total liabilities and stockholders’ equity	$1,976,432			$1,957,514
Net interest income (tax equivalent)		$13,982			$15,184
Net interest income (tax equivalent)
to total earning assets			3.18%			3.48%
Interest bearing liabilities to earning assets	85.07%			85.15%

(1)  Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 16 and includes fees of $671,000 and $417,000 for the first quarter of 2013 and 2012, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

Net interest and dividend income decreased $1.2 million, from $15.1 million for the quarter ended March 31, 2012, to $13.9 million for the quarter ended March 31, 2013.  Average earning assets increased $29.6 million, or 1.7%, from $1.75 billion in the first quarter of 2012, to $1.78 billion in the first quarter of 2013 as a result of growth in investment securities, as management continued to emphasize asset quality and new loan originations continued to be limited.  Average loans, including loans held for sale, decreased $214.0 million from the first quarter of 2012 to the first quarter of 2013.

Asset Quality

	Three Months Ended
Loan Charge-offs, net of recoveries	March 31,	December 31,	March 31,
(in thousands)	2013	2012	2012
Real estate-construction
Homebuilder	$3	$426	$632
Land	(1)	14	(666)
Commercial speculative	(767)	180	284
All other	(1)	51	(17)
Total real estate-construction	(766)	671	233
Real estate-residential
Investor	(149)	987	1,160
Owner occupied	(19)	342	670
Revolving and junior liens	349	530	296
Total real estate-residential	181	1,859	2,126
Real estate-commercial, nonfarm
Owner general purpose	(19)	46	830
Owner special purpose	117	131	2,376
Non-owner general purpose	(317)	(1,608)	1,032
Non-owner special purpose	(824)	—	(46)
Retail properties	(1,173)	367	3,899
Total real estate-commercial, nonfarm	(2,216)	(1,064)	8,091
Real estate-commercial, farm	—	—	—
Commercial	235	151	4
Other	29	43	17
	$(2,537)	$1,660	$10,471

Large recoveries in the real estate construction segment resulted from a settlement with a guarantor.  Large recoveries in the real estate commercial segment stemmed from settlements of large relationships for cash and in some instances collateral property going to OREO.  Charge off activity continued to be moderate and improved from last year.

	Nonperforming Loans as of			March 31, 2013 Dollar change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2013	2012	2012	2012	2012
Real estate-construction	$8,040	$9,877	$24,072	$(1,837)	$(16,032)
Real estate-residential:
Investor	8,524	9,910	15,855	(1,386)	(7,331)
Owner occupied	8,269	10,610	18,399	(2,341)	(10,130)
Revolving and junior liens	3,776	3,832	2,835	(56)	941
Real estate-commercial, nonfarm	38,588	45,064	61,309	(6,476)	(22,721)
Real estate-commercial, farm	2,417	2,517	1,722	(100)	695
Commercial	210	762	1,247	(552)	(1,037)
Other	—	23	—	(23)	—
	$69,824	$82,595	$125,439	$(12,771)	$(55,615)

Nonperforming loans consist of nonaccrual loans, nonperforming restructured accruing loans and loans 90 days or greater past due.  The largest decrease in the nonperforming loans since December 31, 2012 was in the real estate — commercial, nonfarm segment as upgrades and migration to OREO were greater than the migration of loans to nonaccrual.

	Classified loans as of			March 31, 2013 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2013	2012	2012	2012	2012
Real estate-construction	$12,656	$14,140	$29,161	$(1,484)	$(16,505)
Real estate-residential:
Investor	8,913	12,007	32,220	(3,094)	(23,307)
Owner occupied	10,463	12,946	16,764	(2,483)	(6,301)
Revolving and junior liens	5,722	5,694	4,374	28	1,348
Real estate-commercial, nonfarm	61,442	67,851	104,977	(6,409)	(43,535)
Real estate-commercial, farm	2,417	2,517	3,663	(100)	(1,246)
Commercial	747	1,063	1,705	(316)	(958)
Other	1	26	10	(25)	(9)
	$102,361	$116,244	$192,874	$(13,883)	$(90,513)

Classified loans include nonaccrual, performing troubled debt restructurings and all other loans considered substandard.  All three components are down since December 31, 2012.  Classified assets includes both classified loans and OREO.  Management monitors a ratio of classified assets to the sum of Bank Tier 1 capital and the allowance for loan and lease loss reserve as another measure of overall change in loan related asset quality.  With the decline in both classified loans and OREO, this ratio improved to 71.2% at March 31, 2013 down from 82.9% at December 31, 2012 and 132.4% at March 31, 2012.

Allowance for Loan and Lease Losses

Below is a reconciliation for the activity for loan losses for the periods indicated (in thousands):

	Three Months Ending
	3/31/2013	12/31/2012	3/31/2012

Allowance at beginning of quarter	$38,597	$40,257	$51,997
Charge-offs:
Commercial	254	234	10
Real estate - commercial	508	814	8,280
Real estate - construction	4	718	1,402
Real estate - residential	585	1,990	2,291
Consumer and other loans	172	175	139
Total charge-offs	1,523	3,931	12,122
Recoveries:
Commercial	19	83	6
Real estate - commercial	2,724	1,878	189
Real estate - construction	770	47	1,169
Real estate - residential	404	131	165
Consumer and other loans	143	132	122
Total recoveries	4,060	2,271	1,651
Net charge-offs	(2,537)	1,660	10,471
Provision for loan losses	(2,500)	—	6,084
Allowance at end of year	$38,634	$38,597	$47,610

Average total loans (exclusive of loans held-for-sale)	$1,138,579	$1,263,172	$1,900,604
Net charge-offs to average loans	-0.22%	0.13%	0.55%
Allowance at year end to average loans	3.39%	3.06%	2.50%

Ending balance: Individually evaluated for impairment	$5,038	$6,259	$9,647
Ending balance: Collectively evaluated for impairment	$33,596	$32,338	$37,963

The coverage ratio of the allowance for loan losses to nonperforming loans was 55.33% as of March 31, 2013, which reflects an increase from 46.73% as of December 31, 2012.  A decrease of $12.8 million, or 15.5%, in nonperforming loans in the three months along with reductions in both specific reserves and management general reserves drove the overall coverage ratio change.  Management updated the estimated specific allocations in the first quarter after receiving more recent appraisals for detailed collateral valuations or information on cash flow trends related to the impaired credits.  The estimated general allocations increased by $1.3 million from December 31, 2012, as the loan balances subject to management factors decreased at March 31, 2013.  Management determined the estimated amount to provide in the allowance for loan losses based upon a number of considerations , including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent loss experience.  The construction and development (“C & D”) portfolio, which has accounted for significant losses in previous periods, has had diminished adverse migration and the remaining credits are exhibiting more stable credit characteristics.  Management believes that adequate reserves have been established for the inherent risk of loss in the C & D portfolio.

Management regularly reviews the performance of the higher risk pool within commercial real estate loans, and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool.  Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur.  The amount of assets subject to this pool factor decreased by 3.9% at March 31, 2013 as compared to December 31, 2012.  Also, compared to December 31, 2012, management increased the loss factor assigned to this pool by 6.5% based on risk characteristics of the remaining credits.  Management has also observed that many stresses in those credits were generally attributable to cyclical economic events that were showing some signs of stabilization.  Those signs included a reduction in loan migration to watch status, as well as a decrease in 30 to 89 day past due loans and some stabilization in values of certain properties.

The above changes in estimates were made by management to be consistent with observable trends within loan portfolio segments and in conjunction with market conditions and credit review administration activities.  Several environmental factors are also evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses. Significant recoveries in the quarter caused management to conclude that a $2.5 million reserve release was justified.  When measured as a percentage of loans outstanding, the total allowance for loan losses decreased from 3.6% of total loans as of March 31, 2012, to 3.47% of total loans at March 31, 2013.  In management’s judgment, an adequate allowance for estimated losses has been established for inherent losses at March 31, 2013; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other Real Estate Owned

OREO decreased $6.8 million from $72.4 million at December 31, 2012 to $65.7 million at March 31, 2013.  Disposition activity and valuation writedowns in the first quarter were counterbalanced by numerous but smaller dollar additions to OREO, leading to this overall decrease.  In the first quarter of 2013, management successfully converted collateral securing problem loans to properties ready for disposition, spent as needed on development improvements, transacted asset dispositions and recorded valuation adjustments as shown below in thousands.  As a result, holdings in all categories (vacant land suitable for farming, single family residences, lots suitable for development, multi-family and commercial property) were flat or decreased in the quarter.  Overall, a net gain on sale of $181,000 was realized in the first quarter.

	Three Months Ended
	March 31,
(in thousands)	2013	2012
Beginning balance	$72,423	$93,290
Property additions	6,985	15,918
Development improvements	50	318
Less:
Property disposals	11,661	5,346
Period valuation adjustments	2,134	2,500
Other real estate owned	$65,663	$101,680

The OREO valuation reserve decreased to $31.0 million, which is 32.1% of gross OREO at March 31, 2013.  The valuation reserve represented 19.1% and 30.3% of gross OREO at March 31, 2012 and December 31, 2012, respectively.  In management’s judgment, an adequate property valuation allowance has been established to present OREO at current estimates of fair value less costs to sell; however, there can be no assurance that additional losses will not be incurred on disposition or update to valuation in the future.

OREO Properties by Type

	March 31, 2013		December 31, 2012		March 31, 2012
(in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Single family residence	$9,854	15%	$10,624	15%	$12,533	12%
Lots (single family and commercial)	26,130	40%	26,473	37%	35,615	35%
Vacant land	4,610	7%	6,745	9%	8,812	9%
Multi-family	2,134	3%	4,372	6%	8,297	8%
Commercial property	22,935	35%	24,209	33%	36,423	36%
Total OREO properties	$65,663	100%	$72,423	100%	$101,680	100%

December 31, 2012 data reflects a $5.9 million reclassification of OREO participations from a liability to a contra OREO asset reduced to $2.6 million at March 31, 2013.  No adjustment has been made in March 31, 2012 data.

Net OREO Aging

	March 31, 2013		December 31, 2012		March 31, 2012
(in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total

0-90 Days	$3,929	6%	$6,666	9%	$14,980	15%
91-180 Days	3,666	5%	5,762	8%	9,658	9%
181 Days - 1 Year	5,661	9%	10,069	14%	26,864	26%
1 Year to 2 Years	27,067	41%	25,945	36%	38,391	38%
2 Years to 3 Years	17,101	26%	17,605	24%	7,083	7%
3 Years to 4 Years	4,392	7%	2,536	4%	4,704	5%
4 Years +	3,847	6%	3,840	5%	—	0%
Total	$65,663	100%	$72,423	100%	$101,680	100%

December 31, 2012 data reflects a $5.9 million reclassification of OREO participations from a liability to a contra OREO asset reduced to $2.6 million at March 31, 2013.  No adjustment has been made in the March 31, 2012 data.

As part of our OREO management process, we age or track the time that OREO is held for sale.  The table above shows that, in total, where 31% of our OREO at December 31, 2012, had been held for less than one year, that percentage dropped to 20% at March 31, 2013.  When properties are tracked as being held for one to three years, the percentage of total OREO in that age class rose to 67% at March 31, 2013, up from 60% at December 31, 2012.  While the totals held for more than three years were smaller than other aging categories, a similar trend was found in properties held in OREO for more than three years (13% as of March 31, 2013, up 4% and 8% from December 31, 2012 and March 31, 2012, respectively) with approximately $3.9 million held for over four years at March 31, 2013.

Noninterest Income

Noninterest Income Analysis

	Three Months Ended			March 31, 2013 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2013	2012	2012	2012	2012
Noninterest income
Trust income	$1,491	$1,438	$1,651	$53	$(160)
Service charges on deposits	1,677	1,976	1,831	(299)	(154)
Residential mortgage revenue	2,450	3,605	3,130	(1,155)	(680)
Securities gains, net	1,453	269	101	1,184	1,352
Increase in cash surrender value of bank-owned life insurance	407	362	495	45	(88)
Debit card interchange income	792	886	760	(94)	32
Lease revenue from other real estate owned	408	567	1,179	(159)	(771)
Net gain on sales of other real estate owned	181	1,800	23	(1,619)	158
Other income	1,737	803	1,294	934	443
Total noninterest income	$10,596	$11,706	$10,464	$(1,110)	$132

Active portfolio management and our efforts to shorten overall portfolio duration produced gains on securities sales in first quarter 2013 that are up sharply from prior periods.  The significant increase in other noninterest income from past periods reflects recapture of $611 thousand in expense previously recorded on restricted stock awards.  As a result of the U.S. Treasury auction of preferred stock in first quarter, stock previously granted to executives was recaptured by the Company by TARP regulations.

Noninterest Expense

Noninterest Expense Analysis

	Three Months Ended			March 31, 2013 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2013	2012	2012	2012	2012
Noninterest expense
Salaries and employee benefits	$9,032	$8,154	$9,049	$878	$(17)
Occupancy expense, net	1,279	1,157	1,235	122	44
Furniture and equipment expense	1,144	1,198	1,155	(54)	(11)
FDIC insurance	1,035	973	1,000	62	35
General bank insurance	849	846	846	3	3
Amortization of core deposit intangible assets	525	537	195	(12)	330
Advertising expense	166	327	318	(161)	(152)
Debit card interchange expense	344	365	342	(21)	2
Legal fees	323	961	685	(638)	(362)
OREO valuation expense	1,987	4,284	2,500	(2,297)	(513)
Other OREO expense	1,699	2,087	2,154	(388)	(455)
Other expense	3,144	3,210	2,973	(66)	171
Total noninterest expense	$21,527	$24,099	$22,452	$(2,572)	$(925)

Salaries and benefits are up from fourth quarter 2012 on accrual of management bonus amounts under a Board approved incentive plan.  Amortization expense related to core deposit intangible assets increased as the value of those deposits has dropped in the current historically low interest rate environment.  Legal fees expenses dropped as management control of legal expense continued and expanded.  OREO valuation expenses decreased as property valuations declines, while still sizable, are more moderate than seen in the last fifteen months.

Additional Loan Detail

	Major Classification of Loans as of			March 31, 2013 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2013	2012	2012	2012	2012
Commercial and industrial	$84,332	$86,941	$103,203	$(2,609)	$(18,871)
Real estate - commercial	566,349	579,687	676,297	(13,338)	(109,948)
Real estate - construction	40,698	42,167	60,285	(1,469)	(19,587)
Real estate - residential	394,599	414,543	464,596	(19,944)	(69,997)
Consumer	2,908	3,101	3,544	(193)	(636)
Overdraft	584	994	234	(410)	350
Lease financing receivables	8,574	6,060	1,944	2,514	6,630
Other	15,022	16,451	12,211	(1,429)	2,811
	1,113,066	1,149,944	1,322,314	(36,878)	(209,248)
Net deferred loan costs and (fees)	236	106	34	130	202
	$1,113,302	$1,150,050	$1,322,348	$(36,748)	$(209,046)

The decrease in loans is primarily related to satisfactory resolution of classified credits and an overriding effort to develop relationship based loan clients.  Despite difficult economic conditions and an intensely competitive environment, loan pipelines continued to build with first quarter 2013 new business exceeding new business in first quarter 2012.  Several new Relationship Managers are expected to further develop this trend.

Additional Securities Detail

	Securities at Fair Value as of			March 31, 2013 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2013	2012	2012	2012	2012

U.S. Treasury	$1,502	$1,507	$1,519	$(5)	$(17)
U.S. government agencies	69,265	49,850	45,336	19,415	23,929
U.S. government agency mortgage-backed	76,352	128,738	154,678	(52,386)	(78,326)
States and political subdivisions	27,015	15,855	15,719	11,160	11,296
Corporate Bonds	38,579	36,886	37,160	1,693	1,419
Collateralized mortgage obligations	131,669	169,600	47,153	(37,931)	84,516
Asset-backed securities	220,737	167,493	48,104	53,244	172,633
Collateralized debt obligations	10,627	9,957	9,702	670	925
	$575,746	$579,886	$359,371	$(4,140)	$216,375

Deposits Detail

	As Of			March 31, 2013 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2013	2012	2012	2012	2012
Noninterest bearing	$351,328	$379,451	$369,619	$(28,123)	$(18,291)
Savings	230,771	216,305	213,702	14,466	17,069
NOW accounts	303,385	286,860	287,650	16,525	15,735
Money market accounts	331,707	323,811	310,520	7,896	21,187
Certificates of deposits:
of less than $100,000	312,193	318,844	366,264	(6,651)	(54,071)
of $100,000 or more	188,872	191,948	216,115	(3,076)	(27,243)
	$1,718,256	$1,717,219	$1,763,870	$1,037	$(45,614)

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with Bank of America.  That credit facility began in January 2008 and was originally composed of a $30.5 million senior debt facility and $500,000 in term debt, as well as $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the senior debt facility resets quarterly and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The Company had no principal outstanding balance on the senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at the end of both December 31, 2012 and March 31, 2013.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.  Pursuant to the Written Agreement with the FRB, the Company must receive the FRB’s approval prior to making any interest payments on the subordinated debt.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the senior debt agreement.  The senior debt agreement also contains certain customary representations and warranties and financial and negative covenants.  At March 31, 2013, the Company was out of compliance with one of the financial covenants contained within the credit agreement.  Previously, the Company had been out of compliance with two of the financial covenants.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, relating to the senior debt, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt  by 200 basis points, (iii) declare the senior debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the senior debt is the $500,000 in term debt.  Because the subordinated debt is treated as Tier 2 capital for regulatory capital purposes, the senior debt agreement does not provide the lender with any rights of acceleration or other remedies with regard to the subordinated debt upon an event of default caused by the Company’s failure to comply with a financial covenant.

The Company increased its securities sold under repurchase agreements $2.9 million, or 16.4%, from December 31, 2012.  The Company’s other short-term borrowings decreased $100.0 million, from December 31, 2012 as a Federal Home Loan Bank of Chicago advance matured and was not replaced.

Capital

As of March 31, 2013, total stockholders’ equity was $75.9 million, which was an increase of $3.3 million, or 4.6%, from $72.6 million as of December 31, 2012.  This increase was primarily attributable to the net income from operations in the first quarter of 2013.  Additionally, Total Stockholders’ Equity was affected by the Company not accruing a dividend for part of the first quarter of 2013 on its Series B Perpetual Preferred Stock (the “Series B Stock”).  As of March 31, 2013, the Company’s regulatory ratios of total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 leverage increased to 14.33%, 7.46% and 5.11%, respectively, compared to 13.62%, 6.81% and 4.85%, respectively, at December 31, 2012.  The Company, on a consolidated basis, exceeded the minimum ratios to be deemed “adequately capitalized” under regulatory defined capital ratios at March 31, 2013.  The same capital ratios at the Bank were 15.79%, 14.52% and 9.94%, respectively, at March 31, 2013, compared to 14.86%, 13.59%, and 9.67%, at December 31, 2012.  The Bank’s ratios exceeded the heightened capital ratios agreed to in the consent order the Bank entered with the Office of the Comptroller of Currency (“OCC”) in the May 2011 Consent Order (“Consent Order”).

In July 2011, the Company also entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Chicago (the “Reserve Bank”) designed to maintain the financial soundness of the Company.  Key provisions of the Written Agreement include restrictions on the Company’s payment of dividends on its capital stock, restrictions on its taking of dividends or other payments from the Bank that reduce the Bank’s capital, restrictions on subordinated debenture and trust preferred security distributions, restrictions on incurring additional debt or repurchasing stock, capital planning provisions, requirements to submit cash flow projections to the Reserve Bank, requirements to comply with certain notice provisions pertaining to changes in directors or senior management, requirements to comply with regulatory restrictions on indemnification and severance payments, and requirements to submit certain reports to the Reserve Bank.  The Written Agreement also calls for the Company to serve as a source of strength for the Bank, including ensuring that the Bank complies with the Consent Order.

In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets increased to 0.05% and 0.20%, respectively, at March 31, 2013, compared to (0.13)% and (0.12)%, respectively, at December 31, 2012.

As previously announced in the third quarter of 2010, the Company elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II (the “Trust Preferred Securities”).  Because of the deferral on the subordinated debentures, the trusts will defer regularly scheduled dividends on their trust preferred securities.  The total accumulated interest on the Trust Preferred Securities including compounded interest from July 1, 2010 on the deferred payments totaled $13.0 million at March 31, 2013.

During the fourth quarter 2012, the U.S. Treasury (“Treasury”) announced the continuation of individual auctions of the preferred stock that was issued through the Troubled Asset Relief Program and Capital Purchase Program (the “CPP”).  At this time, the Company was informed that the Series B Stock would be auctioned.  Auctions were held and transactions were settled in first quarter 2013 reflecting Treasury’s efforts to conclude the Troubled Asset Relief Program Capital Purchase Program.  The auctions were successful for Treasury as all of the Series B Stock held by Treasury was sold to third parties, including certain of our directors.  At December 31, 2012 Old Second Bancorp carried $71.9 million of Series B Stock in Total Stockholders Equity.  At March 31, 2013, the Company carried $72.1 million of Series B Stock, which reflected a reduced dividend accrual for the quarter, as discussed below.

As a result of the completed auctions, the Company’s Board elected to stop accruing the dividend on the Series B Stock.  Previously, the Company had declared and accrued the dividend on the Series B Stock quarterly throughout the deferral period.  Given the discount reflected in the results of the auction, the Board believes that the Company will likely be able to repurchase the Series B Stock in the future at a price less than the face amount of the Series B Stock plus accrued and unpaid dividends.  Therefore, under GAAP, the Company did not fully accrue the dividend on the Series B Stock in the first quarter and does not anticipate accruing for it through the second quarter.  The Company will continue to evaluate whether declaring dividends on the Series B Stock is appropriate in future periods.  Pursuant to the terms of the Series B Stock, the dividends paid on the Series B Stock will increase from 5% to 9% in 2014.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	As of and for the
	Three Months Ended		Quarter Ended
	March 31,		December 31,
	2013	2012	2012
Summary Statements of Operations:
Net interest and dividend income	$13,902	$15,104	$13,917
Provision for loan losses	(2,500)	6,084	—
Noninterest income	10,596	10,464	11,706
Noninterest expense	21,527	22,452	24,099
Provision for income taxes	—	—	—
Net income (loss)	5,471	(2,968)	1,524
Net income (loss) available to common stockholders	4,182	(4,191)	253

Key Ratios (annualized):
Return on average assets	1.12%	(0.61)%	0.31%
Return to common stockholders on average assets	0.86%	(0.86)%	0.05%
Return on average equity	30.23%	(15.81)%	8.45%
Return on average common equity	1218.41%	(372.68)%	4026.00%
Net interest margin (non-GAAP tax equivalent)(1)	3.18%	3.48%	3.17%
Efficiency ratio (non-GAAP tax equivalent)(1)	75.51%	69.28%	72.76%
Tangible common equity to tangible assets(2)	0.05%	(0.25)%	(0.13)%
Tier 1 common equity to risk weighted assets(2)	0.20%	(0.28)%	(0.12)%
Company total capital to risk weighted assets (3)	14.33%	11.79%	13.62%
Company tier 1 capital to risk weighted assets (3)	7.46%	5.90%	6.81%
Company tier 1 capital to average assets	5.11%	4.68%	4.85%
Bank total capital to risk weighted assets (3)	15.79%	12.88%	14.86%
Bank tier 1 capital to risk weighted assets (3)	14.52%	11.61%	13.59%
Bank tier 1 capital to average assets	9.94%	9.22%	9.67%

Per Share Data:
Basic earnings (loss) per share	$0.30	$(0.30)	$0.02
Diluted earnings (loss) per share	$0.30	$(0.30)	$0.02
Dividends declared per share	$0.00	$0.00	$0.00
Common book value per share	$0.27	$(0.04)	$0.05
Tangible common book value per share	$0.07	$(0.35)	$(0.18)
Ending number of shares outstanding	13,882,910	14,084,328	14,084,328
Average number of shares outstanding	14,076,114	14,043,545	14,084,328
Diluted average shares outstanding	14,157,523	14,196,143	14,210,928

End of Period Balances:
Loans	$1,113,302	$1,322,348	$1,150,050
Deposits	1,718,256	1,763,870	1,717,219
Stockholders’ equity	75,854	70,611	72,552
Total earning assets	1,770,546	1,741,869	1,834,995
Total assets	1,954,044	1,981,548	2,045,799

Average Balances:
Loans	$1,138,579	$1,349,443	$1,193,808
Deposits	1,701,478	1,744,325	1,710,035
Stockholders’ equity	73,394	75,512	71,768
Total earning assets	1,782,096	1,752,478	1,754,473
Total assets	1,976,432	1,957,514	1,958,688

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending March 31, 2013, and 2012, respectively, are presented on page 16.

(2) The information necessary to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, is presented on page 17.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations, including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)	(audited)
	March 31,	December 31,
	2013	2012
Assets
Cash and due from banks	$17,202	$44,221
Interest bearing deposits with financial institutions	63,915	84,286
Cash and cash equivalents	81,117	128,507
Securities available-for-sale	575,746	579,886
Federal Home Loan Bank and Federal Reserve Bank stock	11,202	11,202
Loans held-for-sale	6,381	9,571
Loans	1,113,302	1,150,050
Less: allowance for loan losses	38,634	38,597
Net loans	1,074,668	1,111,453
Premises and equipment, net	47,356	47,002
Other real estate owned, net	65,663	72,423
Mortgage servicing rights, net	4,469	4,116
Core deposit and other intangible asset, net	2,751	3,276
Bank-owned life insurance (BOLI)	54,610	54,203
Other assets	30,081	24,160
Total assets	$1,954,044	$2,045,799

Liabilities
Deposits:
Noninterest bearing demand	$351,328	$379,451
Interest bearing:
Savings, NOW, and money market	865,863	826,976
Time	501,065	510,792
Total deposits	1,718,256	1,717,219
Securities sold under repurchase agreements	20,802	17,875
Other short-term borrowings	—	100,000
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	35,254	34,275
Total liabilities	1,878,190	1,973,247

Stockholders’ Equity
Preferred stock	72,130	71,869
Common stock	18,780	18,729
Additional paid-in capital	66,109	66,189
Retained earnings	16,747	12,048
Accumulated other comprehensive loss	(2,202)	(1,327)
Treasury stock	(95,710)	(94,956)
Total stockholders’ equity	75,854	72,552
Total liabilities and stockholders’ equity	$1,954,044	$2,045,799

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)
	Three Months Ended
	March 31,
	2013	2012
Interest and Dividend Income
Loans, including fees	$14,914	$17,666
Loans held-for-sale	41	84
Securities, taxable	2,298	1,498
Securities, tax exempt	119	103
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	76	74
Interest bearing deposits with financial institutions	42	25
Total interest and dividend income	17,490	19,450
Interest Expense
Savings, NOW, and money market deposits	228	300
Time deposits	1,853	2,605
Securities sold under repurchase agreements	1	—
Other short-term borrowings	19	3
Junior subordinated debentures	1,287	1,197
Subordinated debt	196	237
Notes payable and other borrowings	4	4
Total interest expense	3,588	4,346
Net interest and dividend income	13,902	15,104
Provision for loan losses	(2,500)	6,084
Net interest and dividend income after provision for loan losses	16,402	9,020
Noninterest Income
Trust income	1,491	1,651
Service charges on deposits	1,677	1,831
Secondary mortgage fees	230	296
Mortgage servicing gain, net of changes in fair value	244	187
Net gain on sales of mortgage loans	1,976	2,647
Securities gains, net	1,453	101
Increase in cash surrender value of bank-owned life insurance	407	495
Debit card interchange income	792	760
Lease revenue from other real estate owned	408	1,179
Net gain on sales of other real estate owned	181	23
Other income	1,737	1,294
Total noninterest income	10,596	10,464
Noninterest Expense
Salaries and employee benefits	9,032	9,049
Occupancy expense, net	1,279	1,235
Furniture and equipment expense	1,144	1,155
FDIC insurance	1,035	1,000
General bank insurance	849	846
Amortization of core deposit and other intangible asset	525	195
Advertising expense	166	318
Debit card interchange expense	344	342
Legal fees	323	685
Other real estate expense	3,686	4,654
Other expense	3,144	2,973
Total noninterest expense	21,527	22,452
Income (loss) before income taxes	5,471	(2,968)
Provision for income taxes	—	—
Net income (loss)	5,471	(2,968)
Preferred stock dividends and accretion of discount	1,289	1,223
Net income (loss) available to common stockholders	$4,182	$(4,191)

Basic income (loss) per share	$0.30	$(0.30)
Diluted income (loss) per share	0.30	(0.30)
Dividends declared per share	—	—

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Quarter Ended
	March 31,		December 31,
	2013	2012	2012
Net Interest Margin
Interest income (GAAP)	$17,490	$19,450	$17,562
Taxable equivalent adjustment:
Loans	16	24	17
Securities	64	56	60
Interest income (TE)	17,570	19,530	17,639
Interest expense (GAAP)	3,588	4,346	3,645
Net interest income (TE)	$13,982	$15,184	$13,994
Net interest income (GAAP)	$13,902	$15,104	$13,917
Average interest earning assets	$1,782,096	$1,752,478	$1,754,473
Net interest margin (GAAP)	3.16%	3.47%	3.16%
Net interest margin (TE)	3.18%	3.48%	3.17%

Efficiency Ratio
Noninterest expense	$21,527	$22,452	$24,099
Less amortization of core deposit and other intangible asset	525	195	537
Less other real estate expense	3,686	4,654	6,371
Adjusted noninterest expense	17,316	17,603	17,191
Net interest income (GAAP)	13,902	15,104	13,917
Taxable-equivalent adjustment:
Loans	16	24	17
Securities	64	56	60
Net interest income (TE)	13,982	15,184	13,994
Noninterest income	10,596	10,464	11,706
Less litigation related income	11	116	3
Less securities gain, net	1,453	101	269
Less gain on sale of OREO	181	23	1,800
Adjusted noninterest income, plus net interest income (TE)	22,933	25,408	23,628
Efficiency ratio	75.51%	69.28%	72.76%

	(unaudited)		(unaudited)
	As of March 31,		December 31,
	2013	2012	2012
	(dollars in thousands)
Tier 1 capital
Total stockholders’ equity	$75,854	$70,611	$72,552
Tier 1 adjustments:
Trust preferred securities	26,019	24,594	24,626
Cumulative other comprehensive loss	2,202	3,171	1,327
Disallowed intangible assets	(2,751)	(4,483)	(3,276)
Disallowed deferred tax assets	—	(2,220)	—
Other	(447)	(381)	(412)
Tier 1 capital	$100,877	$91,292	$94,817

Total capital
Tier 1 capital	$100,877	$91,292	$94,817
Tier 2 additions:
Allowable portion of allowance for loan losses	17,162	19,705	17,656
Additional trust preferred securities disallowed for tier 1 captial	30,606	32,031	31,999
Subordinated debt	45,000	45,000	45,000
Tier 2 additions subtotal	92,768	96,736	94,655
Allowable Tier 2	92,768	91,292	94,655
Other Tier 2 capital components	(6)	(7)	(6)
Total capital	$193,639	$182,577	$189,466

Tangible common equity
Total stockholders’ equity	$75,854	$70,611	$72,552
Less: Preferred equity	72,130	71,108	71,869
Intangible assets	2,751	4,483	3,276
Tangible common equity	$973	$(4,980)	$(2,593)

Tier 1 common equity
Tangible common equity	$973	$(4,980)	$(2,593)
Tier 1 adjustments:
Cumulative other comprehensive loss	2,202	3,171	1,327
Other	(447)	(2,601)	(412)
Tier 1 common equity	$2,728	$(4,410)	$(1,678)

Tangible assets
Total assets	$1,954,044	$1,981,548	$2,045,799
Less:
Intangible assets	2,751	4,483	3,276
Tangible assets	$1,951,293	$1,977,065	$2,042,523

Total risk-weighted assets
On balance sheet	$1,316,171	$1,514,322	$1,356,762
Off balance sheet	35,327	34,138	34,804
Total risk-weighted assets	$1,351,498	$1,548,460	$1,391,566

Average assets
Total average assets for leverage	$1,973,234	$1,950,430	$1,955,000